Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286711

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 23, 2025)

$4,273,859

NEXALIN TECHNOLOGY, INC.

This prospectus supplement (“Prospectus Supplement No. 2”) amends and supplements the information in the prospectus supplement dated May 5, 2025 relating to the offer and sale of up to $4,273,859 in gross proceeds of our sharers of common stock, par value $0.001 per share, pursuant to the equity distribution agreement (the “Sales Agreement”) with Maxim Group LLC (the “Sales Agent”), dated April 23, 2025, as amended May 5, 2025 and October 15, 2025. This Prospectus Supplement No. 2 is registering the offer and sale of up to $4,273,859 in gross proceeds of our shares of common stock from time to time through the Sales Agent, acting as agent. This Prospectus Supplement No. 2 is not complete without and may only be delivered or utilized in connection with the prospectus supplement dated May 5, 2025, the accompanying base prospectus, and any future amendments or supplements thereto.

Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “NXL.” On October 14, 2025, the last reported per share sale price of our shares of common stock on The Nasdaq Capital Market was $1.29 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $28,772,576, which was calculated based on 18,189,606 ordinary shares outstanding as of September 30, 2025, of which 2,720,479 shares were held by affiliates, and a price of $1.86 per share, which was the closing price of our ordinary shares on the Nasdaq Capital Market on October 8, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have sold approximately $5,317,000 in gross proceeds of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this Prospectus Supplement No. 2, and therefore $4,273,859 remains available to be sold pursuant to this Prospectus Supplement No. 2 and the Sales Agreement.

Investing in our ordinary shares involves a high degree of risk. You should read this prospectus supplement dated October 15, 2025 and the accompanying prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Maxim Group LLC

The date of this Prospectus Supplement No. 2 is October 15, 2025.